Exhibit 10.13

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

FIRST AMENDMENT TO

SOFTGEL COMMERCIAL MANUFACTURING AND PACKAGING AGREEMENT

This First Amendment to Softgel Commercial Manufacturing and Packaging Agreement (this “Amendment”), is made as of this 5th day of March 2012 (“Effective Date”), by and between Catalent Pharma Solutions, LLC, a Delaware limited liability company, having a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873 (“Catalent”) and Insys Therapeutics, Inc., a Delaware corporation, having its principal place of business at 10220 S. 51st Street, Suite 2, Phoenix, AZ 85044 (“Client”).

RECITALS

A. Client and Catalent have entered into that certain Softgel Commercial Manufacturing and Packaging Agreement dated 21st of March 2011 (the “Agreement”), pursuant to which Catalent provides certain services to Client in connection with the processing and packaging of Client’s Product;

B. Client and Catalent desire to amend the Agreement and to record their mutual understanding of certain revised terms and conditions.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

1. Catalent will be performing post-packaging analysis (PPA) testing for bottled Product consisting of description, identification by HPLC, and microbial limits testing (MLT) as per agreed Specifications between Catalent and Client. Client will be paying Catalent a PPA testing fee of $[…***…] per batch of Product.

2. Client and Catalent intend to eliminate MLT from the bulk Product Specifications after receiving FDA approval for doing so. Once such FDA approval is obtained and MLT from the bulk Product Specifications is eliminated, Client will continue to perform PPA testing for bottled Product consisting of description, identification by HPLC, and MLT as per agreed Specifications between Catalent and Client, but Client will be paying Catalent a reduced PPA testing fee of $[…***…] per batch of Product.

3. Exhibit B of the Agreement is amended by replacing the second paragraph below the UNIT PRICING FOR PROCESSING table with the following:

“If any lot of API received by Catalent from Client for Processing has a net weight below […***…], and if the yield of shipped bulk softgels is above […***…]% of the potential theoretical yield after adjusting for the API potency as tested by Catalent upon receipt of the API from Client, Catalent will invoice Client for the lot of bulk softgels manufactured with such API lot as follows: i) for resulting lots of 2.5 mg and 5 mg strengths of bulk softgels, Catalent will invoice Client at the then current price for the number of shipped bulk softgels or for […***…] bulk softgels, whichever is greater; and ii) for resulting lots of the 10 mg strength of bulk softgels, Catalent will invoice Client at the then current price for the number of shipped bulk

***Confidential Treatment Requested

1.

softgels or for […***…] bulk softgels, whichever is greater. However, the invoiced amount for any batch of bulk softgels corresponding to the difference between the number of shipped softgels and […***…] softgels in (i) above or corresponding to the difference between the number of shipped softgels and […***…] softgels in (ii) above shall not exceed $[…***…] per batch of bulk softgels. As an example, it is assumed that a lot of API received by Catalent from Client has a net weight of […***…] and that the potency of the API lot is tested by Catalent at […***…]%. Assuming that this API lot is used to manufacture a batch of 5 mg strength of softgels, the potential theoretical yield after adjusting for the API potency will be […***…] softgels. A yield of […***…]% then corresponds to […***…] bulk softgels. So, in this example, if Catalent ships […***…] or more bulk softgels, Catalent will invoice Client for […***…] bulk softgels and if Catalent ships fewer than […***…] bulk softgels, Catalent will invoice Client for the actual number of shipped bulk softgels. For clarification, because two batches of bulk softgels of 2.5 mg strength are produced from one API lot, the combined number of shipped bulk softgels from the two 2.5 mg bulk softgel batches resulting from one lot of API shall be taken into account to determine if a yield of […***…]% after API potency adjustment has been met. For example, it is assumed that a lot of API received by Catalent from Client has a net weight of […***…] and that the potency of the API lot is tested by Catalent at […***…]%. Assuming that this API lot is used to manufacture two batches of 2.5 mg strength of softgels, the potential theoretical yield after adjusting for the API potency will be […***…] softgels. A yield of […***…]% then corresponds to […***…] bulk softgels. So, in this example, if Catalent ships a combined number of […***…] or more bulk softgels from the two 2.5 mg bulk softgel batches, Catalent will invoice Client for […***…] bulk softgels for each one of the two 2.5 mg bulk softgel batches, and if Catalent ships a combined number of bulk softgels from the two 2.5 mg bulk softgel batches that is lower than […***…] bulk softgels, Catalent will invoice Client for each one of the two 2.5 mg bulk softgel batches for the actual number of shipped bulk softgels”.

5. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement. For clarity, the term “Agreement” as used in the Agreement and herein shall mean the Agreement as amended hereby.

6. Except as expressly provided in this Amendment, all the terms, conditions and provisions of the Agreement (including the rights, duties, liabilities and obligations of the parties thereunder) remain in full force and effect, and shall apply to the construction of this Amendment.

7. This Amendment and the Agreement, including their respective Attachments, constitute the entire agreement between the parties relating to the subject matter hereof and thereof, and may not be varied except in writing signed by a duly authorized representative of each party.

8. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

Catalent Pharma Solutions, LLC		Insys Therapeutics, Inc

By:	/s/ Aris Gennadios, Ph.D.	By:	/s/ Michael L. Babich

Name:	Aris Gennadios, Ph.D.	Name:	Michael L. Babich

Title:	VP and General Manager Pharmaceutical Softgel	Title:	Chief Executive Officer

***Confidential Treatment Requested

2.